Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its Third Quarter 2023 Financial Results

Sunny Isles Beach, Fla, November 3, 2023 –

•	Third quarter net loss attributable to IEP of $6 million, an improvement of $117 million over prior year quarter

•	Third quarter Adjusted EBITDA attributable to IEP of $272 million, an increase of $202 million over prior year quarter

•	Indicative net asset value increased $147 million during the quarter to $5.2 billion

•	IEP maintains the quarterly distribution of $1.00 per depositary unit for the third quarter

Financial Summary

(Net loss and Adjusted EBITDA figures in commentary below are attributable to Icahn Enterprises, unless otherwise specified)

For the three months ended September 30, 2023, revenues were $3.0 billion and net losses were $6 million, or a loss of $0.01 per depository unit. For the three months ended September 30, 2022, revenues were $3.4 billion and net losses were $123 million, or a loss of $0.37 per depository unit. Adjusted EBITDA was $272 million for the three months ended September 30, 2023, compared to $70 million for the three months ended September 30, 2022.

For the nine months ended September 30, 2023, revenues were $8.2 billion and net losses were $545 million, or a loss of $1.47 per depositary unit. For the nine months ended September 30, 2022, revenues were $11.0 billion and net income was $72 million, or $0.23 per depositary unit. Adjusted EBITDA was $422 million for the nine months ended September 30, 2023, compared to $812 million for the nine months ended September 30, 2022.

As of September 30, 2023, indicative net asset value increased $147 million compared to June 30, 2023, and decreased $474 million compared to December 31, 2022, respectively. The year-to-date figures include non-recurring losses in connection with Auto Plus bankruptcy. The change in indicative net asset value includes, among other things, changes in the fair value of certain subsidiaries which are not included in our GAAP earnings reported above.

On November 1, 2023, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $1.00 per depositary unit, which will be paid on or about December 27, 2023, to depositary unitholders of record at the close of business on November 17, 2023. Depositary unitholders will have until December 15, 2023, to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending December 22, 2023. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

***

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; the impacts from the Russia/Ukraine conflict and conflict in the Middle East, including economic volatility and the impacts of export controls and other economic sanctions, risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, declines in the fair value of our investments as a result of the COVID-19 pandemic, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks related to our general partner and controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to the success of a spin-off of the fertilizer business including risks related to any decision to cease exploration of a spin-off; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the COVID-19 pandemic and the Chapter 11 filing of our automotive parts subsidiary; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping, including as a result of the Russia/Ukraine conflict and conflict in the Middle East; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including out Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions, except per unit amounts)
Revenues:
Net sales	$2,991	$3,334	$8,433	$10,098
Other revenues from operations	203	197	588	562
Net (loss) gain from investment activities	(332)	(187)	(1,275)	310
Interest and dividend income	143	88	481	180
Other loss, net	(16)	(28)	(57)	(150)
	2,989	3,404	8,170	11,000
Expenses:
Cost of goods sold	2,377	3,026	6,947	8,738
Other expenses from operations	165	156	483	441
Selling, general and administrative	209	305	653	921
Restructuring, net	1	—	1	—
Credit loss on related party note receivable	23	—	139	—
Loss on deconsolidation of subsidiary	—	—	246	—
Interest expense	148	139	426	424
	2,923	3,626	8,895	10,524
Income (loss) before income tax (expense) benefit	66	(222)	(725)	476
Income tax (expense) benefit	(96)	7	(82)	(93)
Net (loss) income	(30)	(215)	(807)	383
Less: net (loss) income attributable to non-controlling interests	(24)	(92)	(262)	311
Net (loss) income attributable to Icahn Enterprises	$(6)	$(123)	$(545)	$72

Net (loss) income attributable to Icahn Enterprises allocated to:
Limited partners	$(6)	$(121)	$(534)	$71
General partner	—	(2)	(11)	1
	$(6)	$(123)	$(545)	$72

Basic and Diluted (loss) income per LP unit	$(0.01)	$(0.37)	$(1.47)	$0.23
Basic and Diluted weighted average LP units outstanding	394	324	364	308
Distributions declared per LP unit	$1.00	$2.00	$5.00	$6.00

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2023	2022
	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$2,890	$2,337
Cash held at consolidated affiliated partnerships and restricted cash	3,222	2,549
Investments	3,300	6,809
Due from brokers	4,677	7,051
Accounts receivable, net	517	606
Related party notes receivable, net	59	—
Inventories, net	1,085	1,531
Property, plant and equipment, net	3,937	4,038
Deferred tax asset	171	127
Derivative assets, net	127	805
Goodwill	288	288
Intangible assets, net	487	533
Other assets	997	1,240
Total Assets	$21,757	$27,914
LIABILITIES AND EQUITY
Accounts payable	$819	$870
Accrued expenses and other liabilities	1,926	1,981
Deferred tax liabilities	354	338
Derivative liabilities, net	815	691
Securities sold, not yet purchased, at fair value	3,801	6,495
Due to brokers	339	885
Debt	7,075	7,096
Total liabilities	15,129	18,356

Commitments and contingencies (Note 18)

Equity:
Limited partners: Depositary units: 410,802,959 units issued and outstanding at September 30, 2023 and 353,572,182 units issued and outstanding at December 31, 2022	4,209	4,647
General partner	(756)	(747)
Equity attributable to Icahn Enterprises	3,453	3,900
Equity attributable to non-controlling interests	3,175	5,658
Total equity	6,628	9,558
Total Liabilities and Equity	$21,757	$27,914

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before interest expense, income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest, taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA  differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA  do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	September 30,	June 30,	December 31,
	2023	2023	2022
	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$3,634	$3,799	$4,184
CVR Energy(2)	2,270	2,133	2,231
Total market-valued subsidiaries and investments	$5,904	$5,932	$6,415

Other Subsidiaries:
Viskase(3)	$378	$341	$243
Real Estate Holdings(1)	440	461	455
WestPoint Home(1)	158	162	156
Vivus(1)	227	237	241

Automotive Services(4)	601	608	490
Automotive Parts(1)(5)(6)	8	11	381
Automotive Owned Real Estate Assets(7)	831	831	831
Icahn Automotive Group	1,440	1,450	1,702

Total other subsidiaries	$2,643	$2,651	$2,797
Add: Other Net Assets(8)	117	173	20
Indicative Gross Asset Value	$8,664	$8,756	$9,232
Add: Holding Company cash and cash equivalents(9)	1,813	1,574	1,720
Less: Holding Company debt(9)	(5,308)	(5,308)	(5,309)
Indicative Net Asset Value	$5,169	$5,022	$5,643

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to us as of each respective date.
(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by the Holding Company as of each respective date.
(3)	Amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the trailing twelve months ended as of each respective date
(4)	Amounts based on market comparables, valued at 10.0x Adjusted EBITDA for the trailing twelve months ended September 30, 2023 and valued at 14.0x Adjusted EDITDA for the trailing twelve months ended June 30, 2023 and December 31, 2022, respectively.

(5)	On January 31, 2023, a subsidiary of Icahn Automotive, IEH Auto Parts Holding LLC and its subsidiaries (“Auto Plus”), an aftermarket parts distributor held within our Automotive segment, filed voluntary petitions in the United States Bankruptcy Court. As a result, IEP deconsolidated Auto Plus, writing down its remaining equity interest to zero which was offset by the recognition of a related party note receivable reflected in Other Net Assets.
(6)	During the second quarter of 2023, a wholly owned subsidiary of IEP within the Automotive segment acquired assets from the Auto Plus bankruptcy auction, which are reflected in Automotive Parts.
(7)	Management performed a valuation on the owned real-estate with the assistance of third-party consultants to estimate fair-market-value. This analysis utilized property-level market rents, location level profitability, and utilized prevailing cap rates ranging from 6.8% to 8.0% as of each respective date. The valuation assumed that triple net leases are in place for all the locations at rents estimated by management based on market conditions. There is no assurance we would be able to sell the assets on the timeline or at the prices and lease terms we estimate. Different judgments or assumptions would result in different estimates of the value of these real estate assets. Moreover, although we evaluate and provide our indicative net asset value on a regular basis, the estimated values may fluctuate in the interim, so that any actual transaction could result in a higher or lower valuation.
(8)	Represents GAAP equity of the Holding Company segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of September 30, 2023, Other Net Assets includes $26 million of Automotive segment liabilities assumed from the Auto Plus bankruptcy.
(9)	Holding Company’s balance as of each respective date.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)(unaudited)
Adjusted EBITDA
Net (loss) income	$(30)	$(215)	$(807)	$383
Interest expense, net	113	126	331	407
Income tax expense (benefit)	96	(7)	82	93
Depreciation and amortization	133	131	384	380
EBITDA before non-controlling interests	312	35	(10)	1,263
Credit loss on related party note receivable	23	-	139	-
Loss on deconsolidation of subsidiary	-	-	246	-
Gain on disposition of assets	(3)	(2)	(6)	(4)
Transformation losses	10	12	30	41
Net loss on extinguishment of debt	-	-	-	1
Out of period adjustments	-	-	8	-
Call option lawsuits settlement	-	-	-	79
Other	3	6	9	11
Adjusted EBITDA before non-controlling interests	$345	$51	$416	$1,391

Adjusted EBITDA attributable to IEP
Net (loss) income	$(6)	$(123)	$(545)	$72
Interest expense, net	86	93	245	306
Income tax expense (benefit)	71	(7)	32	68
Depreciation and amortization	88	91	265	262
EBITDA attributable to IEP	239	54	(3)	708
Credit loss on related party note receivable	23	-	139	-
Loss on deconsolidation of subsidiary	-	-	246	-
Gain on disposition of assets	(3)	(2)	(6)	(4)
Transformation losses	10	12	30	41
Net loss on extinguishment of debt	-	-	-	1
Out of period adjustments	-	-	8	-
Call option lawsuits settlement	-	-	-	56
Other	3	6	8	10
Adjusted EBITDA attributable to IEP	$272	$70	$422	$812

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737